EXHIBIT 99.1
News from Conduent

Conduent Incorporated 100 Campus Drive, Suite 200 Florham Park, NJ 07932
www.conduent.com

Conduent Announces Strong Fourth Quarter and Full Year 2020 Financial Results

Key Highlights
•Revenue and Adjusted EBITDA margin at top-end of initial 2020 outlook, despite COVID headwinds.
•Adjusted EBITDA margin improved year-over-year driven by business mix and efficient execution.
•Adjusted Free Cash Flow conversion above top-end of initial guidance.
•Strong New Business and revenue retention activity:
•FY 2020 Total Contract Value (TCV) new business signings of $1,934M, an increase of 94% vs FY 2019.
•FY 2020 Annual Recurring Revenue (ARR) signings of $353M, an increase of 26% vs FY 2019.

FLORHAM PARK, NJ, February 18, 2021 - Conduent (NASDAQ: CNDT), a business process services and solutions company, today announced its fourth quarter and full year 2020 financial results.

Cliff Skelton, Conduent CEO, stated “Despite a challenging macro environment, the team delivered on our financial commitments, met our clients' needs and strengthened the operational foundation of our business. We continue to focus on improving growth, quality and efficiency by leveraging improvements across our people, processes and technology environments. During 2020, we meaningfully improved both client retention and sales performance, overachieving on our initial sales goal and delivering 94% new business signings growth compared with 2019. We also added talent to the organization and enhanced client confidence within the year. Through the dedicated efforts of 63,000 Conduent associates, clients have rewarded us with expanded relationships, which is strong evidence that our

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strategy is working. While we have more hard work ahead of us, we are convinced that we will continue to drive value for our stakeholders and position Conduent for long-term success."

Key Financial Fourth Quarter & Full Year 2020 Results

($ in millions, except margin and per share data)	Q4 20	Q4 19	Current Quarter Y/Y	FY 20	FY 19	FY Y/Y
Revenue	$1,055	$1,099	(4.0)%	$4,163	$4,467	(6.8)%
Adjusted Revenue(1,2)	1,055	1,099	(4.0)%	4,163	4,431	(6.0)%
GAAP net loss from Continuing Operations	(11)	(581)	(98.1)%	(118)	(1,934)	(93.9)%
Adjusted EBITDA(2)	133	130	2.3%	480	493	(2.6)%
Adjusted EBITDA Margin	12.6%	11.8%	80 bps	11.5%	11.1%	40 bps
GAAP Pre-tax Income	(11)	(635)	(98.3)%	(139)	(2,106)	(93.4)%
GAAP Diluted EPS from Continuing Operations	$(0.07)	$(2.76)	$2.69	$(0.61)	$(9.29)	$8.68
Adjusted Diluted EPS from Continuing Operations(2)	$0.20	$0.18	$0.02	$0.62	$0.62	$—
Cash from Operations	172	348	(50.6)%	161	132	22.0%
Adjusted Free Cash Flow(3)	130	296	(56.1)%	145	60	141.7%

Q4 and Full Year 2020 Performance Commentary
Revenue for Q4 2020 compared with Q4 2019 was (4.0)% lower primarily due to prior lost business and the net COVID-19 impact, partially offset by new business ramp. COVID-19 impacts were approximately $(39)M of revenue in the quarter. The Commercial and Transportation business declines were driven primarily by COVID-19, whereas the Government business growth was driven by COVID-19.

Additional highlights from Q4 2020 include strong sales performance with $519M in new business signings, a 148% increase over Q4 2019.

Full Year 2020 adjusted revenue(1,2) compared with FY 2019 was (6.0)% lower primarily driven by net COVID-19 impacts and prior lost business. COVID-19 impacted revenue by approximately $(85)M in the year. Commercial and Transportation declines were primarily driven by COVID-19. The Government segment growth was driven by COVID-19, partially offset by a legacy contract loss.

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Additional highlights from FY 2020 include strong sales performance with Total Contract Value of new business signings of $1,934M, up 94% year-over-year.

Additional 2020 Performance Highlights

Conduent continued to focus on Growth, Quality and Efficiency, achieving significant operational, client and associate-focused milestones throughout 2020, including:
•Transitioned 32,000 associates to work-from-home at the peak of COVID-19, while meeting client service delivery requirements.
•Strengthened talent & culture with associate engagement index up 8 percentage points year over year.
•Opened a new global IT command center representing a significant enhancement to service quality for clients globally.
•Established a global shared service operation, driving efficiency improvements.
•Successfully migrated several data centers leading to system upgrades and security enhancements.
•Continued to improve our client satisfaction metric for the second year in a row, with significant improvement in client Net Promoter Scores.

Brian Webb-Walsh, CFO, stated "We performed well in 2020, with results at or exceeding the top-end of the initial guidance ranges that we provided in February 2020. Our efficiency improvements positively impacted margins. Adjusted Free Cash Flow was particularly strong for 2020 and we ended the year with a strong balance sheet. We remain confident in our 2021 game plan and the progress we are making in positioning the company for top line growth."

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2021 Outlook

	FY 2020 Actuals	FY 2021 Outlook

Revenue	$4,163M	$4,000M - $4,150M

Adj. EBITDA / Adj. EBITDA Margin(2)	$480M / 11.5%	11.0% - 11.5%

Adj. Free Cash Flow(3) as % of Adj. EBITDA(2)	30%	Approx. 20%
Note: this guidance contemplates incremental benefit from anticipated legislation and continued COVID pressure in our Commercial and Government businesses.

(1) 2019 adjusted to exclude revenue from divested business.
(2) Refer to Appendix for complete Non-GAAP reconciliations of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS from Continuing Operations, and Adjusted Revenue.
(3) Refer to Appendix for definition and complete non-GAAP reconciliation of Adjusted Free Cash Flow.

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Conference Call
Management will present the results during a conference call and webcast on February 18, 2021 at 5:00 p.m. ET.

The call will be available by live audio webcast along with the news release and online presentation slides at https://investor.conduent.com/.

The conference call will also be available by calling 1-877-407-4019 toll-free. If requested, the conference ID for this call is 13714802.

The international dial-in is 1-201-689-8337. The international conference ID is also 13714802.

A recording of the conference call will be available by calling 1-877-660-6853 one hour after the conference call concludes. The replay ID is 13714802.

The telephone recording will be available until March 4, 2021.

About Conduent
Conduent delivers mission-critical services and solutions on behalf of businesses and governments – creating exceptional outcomes for its clients and the millions of people who count on them. Through our dedicated people, process and technology, Conduent solutions and services automate workflows, improve efficiencies, reduce costs and enable revenue growth. It’s why most Fortune 100 companies and over 500 government entities depend on Conduent every day to manage their essential interactions and move their operations forward.

Conduent’s differentiated services and solutions improve experiences for millions of people every day, including three out of every four U.S. insured patients, 10 million employees who use its HR Services, and nearly 18 million benefits recipients. Conduent’s solutions deliver exceptional outcomes for its clients including $16 billion in savings from medical bill review of workers compensation claims, up to 40% efficiency increase in HR operations, up to 27% reduction in government benefits costs, up to 40% improvement in finance, accounting and procurement expense, and improved customer service interaction times by up to 20% with higher end-user satisfaction. Learn more at www.conduent.com.

EXHIBIT 99.1
Non-GAAP Measures
We have reported our financial results in accordance with U.S. generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using non-GAAP measures. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with U.S. GAAP, to exclude the effects of certain items as well as their related tax effects. Management believes that these non-GAAP financial measures provide an additional means of analyzing the results of the current period against the corresponding prior period. These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, our reported results prepared in accordance with U.S. GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures and should be read only in conjunction with our Consolidated Financial Statements prepared in accordance with U.S. GAAP. Our management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions, and providing such non-GAAP financial measures to investors allows for a further level of transparency as to how management reviews and evaluates our business results and trends. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on certain non-GAAP measures. Refer to the "Non-GAAP Financial Measures" section attached to this release for a discussion of these non-GAAP measures and their reconciliation to the reported U.S. GAAP measures.

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Forward-Looking Statements

This release and any attachments to this release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “will,” "aim," “should,” “could”, “may,” “continue to,” “if,” “growing,” “projected,” “potential,” “likely,” and similar expressions, as they relate to us, are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, statements regarding our financial results, condition and outlook; changes in our operating results; general market and economic conditions; our transformation progress; Net ARR Activity indicating potential annualized revenue impact; our continued focus on improving growth, quality and efficiency across our people, processes and technology; our strategy of continuing to drive value for clients and shareholders and positioning us for long-term success; expectations regarding the benefits of our permanent cost savings actions in 2021; our solid game plan for 2021; our belief that we are well positioned to continue our progress towards growth; and our projected financial performance for the full year 2021, including all statements made under the section captioned “2021 Outlook” within this release. In addition, all statements regarding the anticipated effects of the novel coronavirus ("COVID-19") pandemic and the responses thereto, including the pandemic’s impact on general economic and market conditions, as well as on our business, customers, and markets, results of operations and financial condition and anticipated actions to be taken by management to sustain our business during the economic uncertainty caused by the pandemic and related governmental and business actions, as well as other statements that are not strictly historical in nature, are forward looking. These statements reflect management's current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. These forward-looking statements are also subject to the significant continuing impact of the COVID-19 pandemic on our business, operations, financial results and financial condition, which is dependent on developments which are highly uncertain and cannot be predicted.

Important factors and uncertainties that could cause our actual results to differ materially from those in our forward-looking statements include, but are not limited to: government appropriations and termination rights contained in our government contracts; our ability to renew commercial and government contracts, including contracts awarded through competitive bidding processes; our ability to recover capital and other investments in connection with our contracts; our reliance on third-party providers; our ability to deliver on our contractual obligations properly and on time; changes in interest in outsourced business process services; risk and impact of geopolitical events, natural disasters and other factors (such as

EXHIBIT 99.1
pandemics, including coronavirus) in a particular country or region on our workforce, customers and vendors; claims of infringement of third-party intellectual property rights; our ability to estimate the scope of work or the costs of performance in our contracts; the loss of key senior management and our ability to attract and retain necessary technical personnel and qualified subcontractors; increases in the cost of telephone and data services or significant interruptions in such services; our failure to develop new service offerings and protect our intellectual property rights; our ability to modernize our information technology infrastructure and consolidate data centers; the failure to comply with laws relating to individually identifiable information and personal health information; the failure to comply with laws relating to processing certain financial transactions, including payment card transactions and debit or credit card transactions; breaches of our information systems or security systems or any service interruptions; our ability to comply with data security standards; changes in tax and other laws and regulations; risk and impact of potential goodwill and other asset impairments; our significant indebtedness; our ability to obtain adequate pricing for our services and to improve our cost structure; our ability to collect our receivables, including those for unbilled services; a decline in revenues from, or a loss of, or a reduction in business from or failure of significant clients; fluctuations in our non-recurring revenue; our failure to maintain a satisfactory credit rating; our ability to receive dividends or other payments from our subsidiaries; developments in various contingent liabilities that are not reflected on our balance sheet, including those arising as a result of being involved in a variety of claims, lawsuits, investigations and proceedings; conditions abroad, including local economics, political environments, fluctuating foreign currencies and shifting regulatory schemes; changes in government regulation and economic, strategic, political and social conditions; the outcome of litigation to which we are a party from time to time; changes in the volatility of our stock price and the risk of litigation following a decline in the price of our stock; the impact of the ongoing COVID-19 pandemic; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section and other sections in our Annual Reports on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Any forward-looking statements made by us in this release speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

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# # #

Media Contacts:
Sean Collins, Conduent, +1-310-497-9205, sean.collins2@conduent.com

Investor Contacts:
Alan Katz, Conduent, +1-973-526-7173, alan.katz@conduent.com
Rebecca Conti Koar, Conduent, +1-862-308-7105, rebecca.koar@conduent.com

EXHIBIT 99.1
CONDUENT INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2020	2019	2020	2019
Revenue	$1,055	$1,099	$4,163	$4,467

Operating Costs and Expenses
Cost of services (excluding depreciation and amortization)	803	850	3,209	3,494
Selling, general and administrative (excluding depreciation and amortization)	119	119	468	479
Research and development (excluding depreciation and amortization)	—	2	1	8
Depreciation and amortization	115	117	459	459
Restructuring and related costs	11	21	67	71
Interest expense	14	18	60	78
Goodwill impairment	—	601	—	1,952
Loss on divestitures and transaction costs	3	6	17	25
Litigation costs, net	—	2	20	17
Other (income) expenses, net	1	(2)	1	(10)
Total Operating Costs and Expenses	1,066	1,734	4,302	6,573

Loss Before Income Taxes	(11)	(635)	(139)	(2,106)

Income tax expense (benefit)	—	(54)	(21)	(172)
Net Loss	$(11)	$(581)	$(118)	$(1,934)

Net Loss per Share:
Basic	$(0.07)	$(2.76)	$(0.61)	$(9.29)
Diluted	$(0.07)	$(2.76)	$(0.61)	$(9.29)

EXHIBIT 99.1
CONDUENT INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)(1)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Net Loss	$(11)	$(581)	$(118)	$(1,934)
Other Comprehensive Income (Loss), Net
Currency translation adjustments, net	23	12	8	3
Reclassification of currency translation adjustments on divestitures	—	—	—	15
Reclassification of divested benefit plans and other	—	—	—	(1)
Unrecognized gains (losses), net	—	—	—	1
Changes in benefit plans, net	—	—	1	—
Other Comprehensive Income (Loss), Net	23	12	9	18

Comprehensive Loss, Net	$12	$(569)	$(109)	$(1,916)
__________
(1)All amounts are net of tax. Tax effects were immaterial.

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CONDUENT INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$450	$496
Accounts receivable, net	670	652
Contract assets	151	155
Other current assets	306	283
Total current assets	1,577	1,586
Land, buildings and equipment, net	305	342
Operating lease right-of-use assets	246	271
Intangible assets, net	187	426
Goodwill	1,528	1,502
Other long-term assets	413	387
Total Assets	$4,256	$4,514
Liabilities and Equity
Current portion of long-term debt	$90	$50
Accounts payable	182	198
Accrued compensation and benefits costs	237	174
Unearned income	133	108
Other current liabilities	450	647
Total current liabilities	1,092	1,177
Long-term debt	1,420	1,464
Deferred taxes	97	111
Operating lease liabilities	207	229
Other long-term liabilities	108	91
Total Liabilities	2,924	3,072

Series A convertible preferred stock	142	142

Common stock	2	2
Additional paid-in capital	3,899	3,890
Retained earnings (deficit)	(2,313)	(2,185)
Accumulated other comprehensive loss	(398)	(407)
Total Equity	1,190	1,300
Total Liabilities and Equity	$4,256	$4,514

Shares of common stock issued and outstanding	212,074	211,511
Shares of series A convertible preferred stock issued and outstanding	120	120

EXHIBIT 99.1
CONDUENT INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$(11)	$(581)	$(118)	$(1,934)
Adjustments required to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	115	117	459	459
Contract inducement amortization	—	1	2	3
Deferred income taxes	17	(72)	(21)	(220)
Goodwill impairment	—	601	—	1,952
Loss from investments	—	(1)	(3)	(4)
Amortization of debt financing costs	2	2	7	7
Loss on divestitures and sales of fixed assets, net	1	1	6	8
Stock-based compensation	6	5	20	24
Allowance for doubtful accounts	1	3	2	3
Changes in operating assets and liabilities	41	272	(193)	(166)
Net cash provided by (used in) operating activities	172	348	161	132
Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(28)	(39)	(76)	(148)
Proceeds from sale of land, buildings and equipment	—	—	—	2
Cost of additions to internal use software	(16)	(18)	(63)	(67)
Payments for acquisitions, net of cash acquired	—	—	—	(90)
Proceeds (payments) from divestitures, net of cash	2	—	5	(7)
Net cash provided by (used in) investing activities	(42)	(57)	(134)	(310)
Cash Flows from Financing Activities:
Proceeds from revolving credit facility and other loans	3	—	155	—
Payments on revolving credit facility	(150)	—	(150)	—
Payments on debt	(14)	(12)	(55)	(54)
Payment of contingent consideration related to acquisition	—	—	(4)	—
Taxes paid for settlement of stock-based compensation	(7)	(10)	(10)	(21)
Dividends paid on preferred stock	(5)	(3)	(10)	(10)
Net cash provided by (used in) financing activities	(173)	(25)	(74)	(85)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	5	3	—	3
Increase (decrease) in cash, cash equivalents and restricted cash	(38)	269	(47)	(260)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	496	236	505	765
Cash, Cash Equivalents and Restricted Cash at End of period(1)	$458	$505	$458	$505
 ___________
(1)Includes $8 million and $9 million restricted cash as of December 31, 2020 and 2019, respectively, that were included in Other current assets on their respective Consolidated Balance Sheets.

EXHIBIT 99.1
Non-GAAP Financial Measures

We have reported our financial results in accordance with U.S. GAAP. In addition, we have discussed our results using non-GAAP measures.

We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with U.S. GAAP, to exclude the effects of certain items as well as their related tax effects. Management believes that these non-GAAP financial measures provide an additional means of analyzing the results of the current period against the corresponding prior period. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with U.S. GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures and should be read only in conjunction with our Consolidated Financial Statements prepared in accordance with U.S. GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions, and providing such non-GAAP financial measures to investors allows for a further level of transparency as to how management reviews and evaluates our business results and trends. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on certain non-GAAP measures.

A reconciliation of the non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP are provided below.

These reconciliations also include the income tax effects for our non-GAAP performance measures in total, to the extent applicable. The income tax effects are calculated under the same accounting principles as applied to our reported pre-tax performance measures under ASC 740, which employs an annual effective tax rate method. The noted income tax effect for our non-GAAP performance measures is effectively the difference in income taxes for reported and adjusted pre-tax income calculated under the annual effective tax rate method. The tax effect of the non-GAAP adjustments was calculated based upon evaluation of the statutory tax treatment and the applicable statutory tax rate in the jurisdictions in which such charges were incurred.

Adjusted Net Income (Loss), Adjusted Diluted Earnings per Share, Adjusted Weighted Average Common Shares Outstanding, Adjusted Effective Tax and Adjusted Effective Tax Rate

We make adjustments to Income (Loss) before Income Taxes for the following items, as applicable to the particular financial measure, for the purpose of calculating Adjusted Net Income (Loss), Adjusted Diluted Earnings per Share, Adjusted Weighted Average Common Shares Outstanding, Adjusted Effective Tax and Adjusted Effective Tax Rate:

•Amortization of acquired intangible assets. The amortization of acquired intangible assets is driven by acquisition activity, which can vary in size, nature and timing as compared to other companies within our industry and from period to period.
•Restructuring and related costs. Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our strategic transformation program.
•Goodwill impairment. This represents Goodwill impairment charges related to the unanticipated losses of certain customer contracts, lower potential future volumes and lower than expected new customer contracts for all reporting units.
•(Gain) loss on divestitures and transaction costs. Represents (gain) loss on divested businesses and transaction costs.
•Litigation costs (recoveries), net. Litigation costs (recoveries), represents provisions for various matters subject to litigation.
•Other charge (credit). This comprises other insignificant (income) associated with providing transition services on the California Medicaid contract loss and other adjustments.
•Divestitures. Revenue/(Income) loss from divestitures.

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The Company provides adjusted net income and adjusted EPS financial measures to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance.  We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions.

Management believes that the adjusted effective tax rate, provided as supplemental information, facilitates a comparison by investors of our actual effective tax rate with an adjusted effective tax rate which reflects the impact of the items which are excluded in providing adjusted net income and certain other identified items, and may provide added insight into our underlying business results and how effective tax rates impact our ongoing business.

Adjusted Revenue, Adjusted Operating Income and Adjusted Operating Margin

We make adjustments to Revenue, Costs and Expenses and Operating Margin, as applicable, for the following items, for the purpose of calculating Adjusted Revenue, Adjusted Operating Income and Adjusted Operating Margin:

•Amortization of acquired intangible assets.
•Restructuring and related costs.
•Interest expense. Interest expense includes interest on long-term debt and amortization of debt issuance costs.
•Goodwill impairment.
•(Gain) loss on divestitures and transaction costs.
•Litigation costs (recoveries), net.
•Other charge (credit).
•Divestitures.

We provide our investors with adjusted revenue, adjusted operating income and adjusted operating margin information, as supplemental information, because we believe it offers added insight, by itself and for comparability between periods, by adjusting for certain non-cash items as well as certain other identified items which we do not believe are indicative of our ongoing business, and may also provide added insight on trends in our ongoing business.

We provide adjusted revenues as supplemental information to our presentation of reported GAAP revenue in order to facilitate additional information to our investors concerning period-to-period comparisons reflecting the impact of our 2019 divestiture.

Adjusted EBITDA and EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin as an additional way of assessing certain aspects of our operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our on-going business. Adjusted EBITDA represents income (loss) before interest, income taxes, depreciation and amortization and contract inducement amortization adjusted for the following items. Adjusted EBITDA margin is Adjusted EBITDA divided by revenue or adjusted revenue, as applicable.

•Restructuring and related costs.
•Goodwill impairment.
•(Gain) loss on divestitures and transaction costs.
•Litigation costs (recoveries), net.
•Other charge (credit).
•Divestitures.

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Conduent's definition of Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA and Adjusted EBITDA margin in the same manner.

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Free Cash Flow

Free Cash Flow is defined as cash flows from operating activities as reported on the consolidated statement of cash flows, less cost of additions to land, buildings and equipment, cost of additions to internal use software, payments related to divestitures and proceeds from sales of land, buildings and equipment. We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity and performance-based components of employee compensation. We use Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our core businesses, such as amounts available to make acquisitions and invest in land, buildings and equipment and internal use software, after required payments on debt. In order to provide a meaningful basis for comparison, we are providing information with respect to our Free Cash Flow reconciled to cash flow provided by operating activities, which we believe to be the most directly comparable measure under U.S. GAAP. As of March 31, 2020 the company is no longer backing out vendor financed leases from Free Cash Flow and has updated all historical numbers to reflect the change.

Adjusted Free Cash Flow

Adjusted free cash flow is defined as free cash flow from above plus deferred compensation payments, transaction costs, costs related to the Texas litigation, and certain other identified adjustments. We use adjusted free cash flow, in addition to free cash flow, to provide supplemental information to our investors concerning our ability to generate cash from our ongoing operating activities; by excluding certain deferred compensation costs and our one-time Texas settlement costs, as well as transaction costs and transaction cost tax benefit related to acquisitions and divestitures, we believe we provide useful additional information to our investors to help them further understand our ability to generate cash period-over-period as well as added information on comparability to our competitors. Such as with free cash flow information, as so adjusted, it is specifically not intended to provide amounts available for discretionary spending. We have added certain adjustments to account for items which we do not believe reflect our core business or operating performance, and we computed all periods with such adjusted costs.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. Dollars. We refer to this adjusted revenue as “constant currency.” Currency impact is the difference between actual growth rates and constant currency growth rates and is calculated by translating current period activity in local currency using the comparable prior period's currency translation rate.

Non-GAAP Outlook

In providing the outlook for adjusted EBITDA we exclude certain items which are otherwise included in determining the comparable GAAP financial measure. A description of the adjustments which historically have been applicable in determining adjusted EBITDA are reflected in the tables below. We are providing such outlook only on a non-GAAP basis because the Company is unable to predict with reasonable certainty the totality or ultimate outcome or occurrence of these adjustments for the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to reported results. We have provided an outlook for revenue on a constant currency basis due to the inability to accurately predict foreign currency impact on revenues. Outlook for Free Cash Flow and Adjusted Free Cash Flow is provided as a factor of expected adjusted EBITDA, see above. For the same reason, we are unable to provide GAAP expected adjusted tax rate, which adjusts for our non-GAAP adjustments.

EXHIBIT 99.1
Non-GAAP Reconciliations: Adjusted Revenue, Revenue at Constant Currency, Adjusted Net Income (Loss), Adjusted Effective Tax, Adjusted Operating Income (Loss) and Adjusted EBITDA were as follows:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
ADJUSTED REVENUE
Revenue	$1,055	$1,099	$4,163	$4,467
Adjustment:
Divestitures(1)	—	—	—	(36)
Adjusted Revenue	1,055	1,099	4,163	4,431
Foreign currency impact	(5)	4	1	24
Revenue at Constant Currency	$1,050	$1,103	$4,164	$4,455

ADJUSTED NET INCOME (LOSS)
Loss From Continuing Operations	$(11)	$(581)	$(118)	$(1,934)
Adjustments:
Amortization of acquired intangible assets(2)	59	62	239	246
Restructuring and related costs	11	21	67	71
Goodwill impairment	—	601	—	1,952
Loss on divestitures and transaction costs	3	6	17	25
Litigation costs, net	—	2	20	17
Other charges (credits)	1	(1)	(6)	(5)
Total Non-GAAP Adjustments	74	691	337	2,306
Income tax adjustments(3)	(17)	(69)	(75)	(232)
Adjusted Net Income (Loss) Before Adjustment for Divestitures	$46	$41	$144	$140

ADJUSTED EFFECTIVE TAX
Loss Before Income Taxes	$(11)	$(635)	$(139)	$(2,106)
Adjustments:
Total Non-GAAP Adjustments	74	691	337	2,306
Adjusted PBT (Before Adjustment for Divestitures)	63	56	198	200
Divestitures(1)	—	—	—	(1)
Adjusted PBT	$63	$56	$198	$199

Income tax expense (benefit)	$—	$(54)	$(21)	$(172)
Income tax adjustments(3)	17	69	75	232
Adjusted Income Tax Expense (Benefit)	17	15	54	60
Adjusted Net Income (Loss) Before Adjustment for Divestitures	$46	$41	$144	$140

EXHIBIT 99.1

CONTINUED	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
ADJUSTED OPERATING INCOME (LOSS)
Loss Before Income Taxes	$(11)	$(635)	$(139)	$(2,106)
Adjustments:
Total non-GAAP adjustments	74	691	337	2,306
Interest expense	14	18	60	78
Adjusted Operating Income (Loss) Before Adjustment for Divestitures	77	74	258	278
Divestitures(1)	—	—	—	(1)
Adjusted Operating Income (Loss)	$77	$74	$258	$277

ADJUSTED EBITDA
Loss From Continuing Operations	$(11)	$(581)	$(118)	$(1,934)
Income tax expense (benefit)	—	(54)	(21)	(172)
Depreciation and amortization	115	117	459	459
Contract inducement amortization	—	1	2	3
Interest expense	14	18	60	78
EBITDA Before Adjustment for Divestitures	118	(499)	382	(1,566)
Divestitures(1)	—	—	—	(1)
EBITDA	118	(499)	382	(1,567)
Adjustments:
Restructuring and related costs	11	21	67	71
Goodwill impairment	—	601	—	1,952
Loss on divestitures and transaction costs	3	6	17	25
Litigation costs, net	—	2	20	17
Other charges (credits)	1	(1)	(6)	(5)
Adjusted EBITDA Before Adjustment for Divestitures	$133	$130	$480	$494

Adjusted EBITDA	$133	$130	$480	$493
 ___________

(1)Adjusted for the full impact from revenue and income/loss from divestitures.
(2)Included in Depreciation and amortization on the Consolidated Statements of Income (Loss).
(3)The tax impact of Adjusted Pre-tax income (loss) from continuing operations was calculated under the same accounting principles applied to the 'As Reported' pre-tax income (loss), which employs an annual effective tax rate method to the results and without regard to the business divestitures, the State of Texas litigation reserve, charges for amortization of intangible assets, restructuring, goodwill impairment and divestiture related costs.

EXHIBIT 99.1
Non-GAAP Reconciliations: Adjusted Weighted Average Shares Outstanding, Adjusted Diluted EPS, Adjusted Effective Tax Rate, Adjusted Operating Margin and Adjusted EBITDA Margin were as follows:

	Three Months Ended December 31,		Year Ended December 31,
(Amounts are in whole dollars, shares are in thousands and margins are in %)	2020	2019	2020	2019
ADJUSTED DILUTED EPS(1)
Weighted Average Common Shares Outstanding	209,981	211,190	210,018	209,318
Adjustments:
Restricted stock and performance units / shares	8,483	2,106	4,969	2,157
Adjusted Weighted Average Common Shares Outstanding	218,464	213,296	214,987	211,475

Diluted EPS from Continuing Operations	$(0.07)	$(2.76)	$(0.61)	$(9.29)
Adjustments:
Total non-GAAP adjustments	0.35	3.26	1.58	11.01
Income tax adjustments(2)	(0.08)	(0.32)	(0.35)	(1.10)
Adjusted Diluted EPS Before Adjustment for Divestitures	$0.20	$0.18	$0.62	$0.62

ADJUSTED EFFECTIVE TAX RATE
Effective tax rate	—%	8.5%	15.1%	8.2%
Adjustments:
Total non-GAAP adjustments	27.0%	18.3%	12.2%	21.8%
Adjusted Effective Tax Rate(2)	27.0%	26.8%	27.3%	30.0%

ADJUSTED OPERATING MARGIN
Income (Loss) Before Income Taxes Margin	(1.0)%	(57.8)%	(3.3)%	(47.1)%
Adjustments:
Total non-GAAP adjustments	7.0%	62.9%	8.1%	51.6%
Interest expense	1.3%	1.6%	1.4%	1.7%
Margin for Adjusted Operating Income Before Adjustment for Divestitures	7.3%	6.7%	6.2%	6.2%
Divestitures(3)	—%	—%	—%	0.1%
Margin for Adjusted Operating Income	7.3%	6.7%	6.2%	6.3%

EXHIBIT 99.1

CONTINUED	Three Months Ended December 31,		Year Ended December 31,
(margins are in %)	2020	2019	2020	2019
ADJUSTED EBITDA MARGIN
EBITDA Margin Before Adjustment for Divestitures	11.2%	(45.4)%	9.2%	(35.1)%
Adjustments:
Divestitures(3)	—%	—%	—%	(0.3)%
EBITDA Margin	11.2%	(45.4)%	9.2%	(35.4)%
Total non-GAAP adjustments	1.4%	57.2%	2.3%	46.2%
Divestitures(3)	—%	—%	—%	0.3%
Adjusted EBITDA Margin Before Adjustment for Divestitures	12.6%	11.8%	11.5%	11.1%
Divestitures(3)	—%	—%	—%	—%
Adjusted EBITDA Margin	12.6%	11.8%	11.5%	11.1%
__________
(1)Average shares for the 2020 and 2019 calculation of adjusted EPS excludes 5 million shares associated with our Series A convertible preferred stock and includes the impact of preferred stock dividend of approximately $3 million for the three months ended December 31, 2020 and 2019, respectively, and approximately $10 million for the twelve months ended December 31, 2020 and 2019, respectively.
(2)The tax impact of Adjusted Pre-tax income (loss) from continuing operations was calculated under the same accounting principles applied to the 'As Reported' pre-tax income (loss), which employs an annual effective tax rate method to the results and without regard to the business divestitures, the State of Texas litigation reserve, charges for amortization of intangible assets, restructuring, goodwill impairment and divestiture related costs.
(3)Adjusted for the full impact from revenue and income/loss from divestitures.

Free Cash Flow and Adjusted Free Cash Flow Reconciliation:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Operating Cash Flow	$172	$348	$161	$132
Cost of additions to land, buildings and equipment	(28)	(39)	(76)	(148)
Proceeds from sales of land, buildings and equipment	—	—	—	2
Cost of additions to internal use software	(16)	(18)	(63)	(67)
Tax payment related to divestitures	—	1	—	9
Free Cash Flow	$128	$292	$22	$(72)
Free Cash Flow	$128	$292	$22	$(72)
Transaction costs	2	1	5	14
Transaction costs tax benefit	—	3	—	—
Texas litigation payments	—	—	118	118
Adjusted Free Cash Flow	$130	$296	$145	$60